Exhibit 99.1

FOR IMMEDIATE RELEASE

Research Solutions Announces CFO Transition

HENDERSON, Nev., December 11, 2025 — Research Solutions, Inc. (NASDAQ: RSSS), the leading AI-powered research workflow platform, announced that its Chief Financial Officer and Secretary, Bill Nurthen, left the Company effective December 10, 2025 to pursue another opportunity.

The Company has named its Controller, Dave Kutil, as interim Chief Financial Officer and Secretary. Mr. Kutil has served as Controller since joining the Company in 2023 and has more than 15 years of financial leadership experience. Prior to joining Research Solutions, he served as Controller for the North American subsidiary of Lesaffre, a leading global consumer goods company, and Director of Accounting for Badger Meter.

“I would like to thank Bill for his contributions to the Company over the past four years and welcome Dave into this role as interim CFO and Secretary,” said Roy W. Olivier, Chairman and Chief Executive Officer of Research Solutions. “Dave shares the Company’s long-term strategic financial vision and has been working alongside Bill since joining the Company. I am confident that he will be able to fulfill the responsibilities of the position with no loss in continuity or production.”

About Research Solutions

Research Solutions, Inc. (NASDAQ: RSSS) provides cloud-based technologies to streamline the process of obtaining, managing, and creating intellectual property. Founded in 2006 as Reprints Desk, the Company was a pioneer in developing solutions to serve researchers. Today, more than 70 percent of the top pharmaceutical companies, prestigious universities, and emerging businesses rely on Article Galaxy, the Company's SaaS research platform, to streamline access to the latest scientific research and data with 24/7 customer support. For more information and details, please visit www.researchsolutions.com

Contact

Steven Hooser or John Beisler

Three Part Advisors

(214) 872-2710

shooser@threepa.com; jbeisler@threepa.com# # #